Exhibit 99.1

Brian D. Dunn named as Director of Silvercrest Asset Management Group Inc. Board

NEW YORK, April 27, 2017 —The Board of Directors of Silvercrest Asset Management Group Inc. (NASDAQ: SAMG) announced that it has appointed Brian D. Dunn as a Class I member of the Board and an independent director of the Company.

Mr. Dunn, 62, is a current member of the Board.  In December 2015, he retired as Chairman of McLagan and CEO of Performance, Reward & Talent for Aon Hewitt Consulting Worldwide. He is a board member of the Phi Delta Education Foundation. Mr. Dunn has more than three decades of experience specializing in incentive and executive compensation and has several compensation committee relationships with publicly-traded companies.

He received a B.S. degree summa cum laude from the New York State School of Industrial and Labor Relations at Cornell University and an M.B.A. with highest honors from the Cornell University Graduate School of Management.

Mr. Dunn replaces Richard Pechter, who recently tendered his resignation to the Board.

Further information will be included in the Company’s 2017 Proxy Statement.

About Silvercrest
Silvercrest was founded in April 2002 as an independent, employee-owned registered investment adviser. With offices in New York, Boston, Virginia and New Jersey, Silvercrest provides traditional and alternative investment advisory and family office services to wealthy families and select institutional investors.

Contact:
Richard Hough
212-649-0601
rhough@silvercrestgroup.com

SILVERCREST ASSET MANAGEMENT GROUP INC.

1330 AVENUE OF THE AMERICAS, NEW YORK, NEW YORK 10019 • (212) 649-0600

WWW.SILVERCRESTGROUP.COM